UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 4, 2006

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On May 4, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Cypress Semiconductor Corporation (“Cypress”) authorized quarterly incentive payments to its executive officers with respect of the fiscal quarter ended April 2, 2006. These payments were earned in accordance with the terms of the Cypress Key Employee Bonus Plan (the “KEBP”) and the Performance Profit Sharing Plan (the “PPSP”).

The payments were determined based upon the financial performance of Cypress and each executive’s performance in the first quarter of 2006. The performance measures under the KEBP include the Company’s earnings per share as well as individual strategic, operational and financial goals established for each executive prior to the commencement of the quarter, and the performance measures under the PPSP include the Company’s earnings per share and the individual’s percentage of success in achieving certain quarterly goals. The following table sets forth cash payments earned by our Named Executive Officers under the KEBP and the PPSP in respect of the fiscal quarter ended April 2, 2006:

NAMED EXECUTIVE OFFICER	KEBP	PPSP
T.J. Rodgers, Chief Executive Officer	$121,868	$2,412

Brad W. Buss, EVP & Chief Financial Officer	$39,712	$1,473

Paul Keswick, EVP, New Product Development	$44,019	$1,633

Christopher Seams, EVP, Sales, Marketing & Operations	$53,461	$1,984

Additionally, the Committee authorized quarterly incentive payments under the KEBP and PPSP to five other executive officers who are not Named Executive Officers in the aggregate of $153,893 and $6,273, respectively.

The foregoing description of the KEBP and the PPSP do not purport to be complete and are qualified in their entirety by the terms and conditions of the KEBP and PPSP, summaries of which were filed as exhibits to Cypress’ Annual Report on Form 10K for the fiscal year ended January 1, 2006, as filed with the SEC on March 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: May 10, 2006	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration